Exhibit 107.1

CALCULATION OF FILING FEE TABLE

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Form Type)

ALLIANCE ENTERTAINMENT HOLDING CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered[1]	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be	Equity	Class A common stock, par value $0.0001 per share	457(o)	__	__	$11,500,000[2]	0.00014760	$1,697.40[3]
	Equity	Class A common stock, par value $0.0001 per share, underlying Representative Warrants	457(o)	__	__	$718,750	0.00014760	$106.09

Carry Forward Securities
Carry Forward Securities
Total Offering Amounts	12,218,750
Total Fees Previously Paid
Total Fees Offsets
Net Fee Due		1,803.49

1 Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions

2 Includes the offering price of shares that the underwriters may purchase upon exercise of an option to cover over-allotments, if any.

3 Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.